EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, effective as of the 28th day of October 2005 (the “Effective Date”), by and between CARDIOGENESIS CORPORATION, a California corporation (the “Company”) and MICHAEL J. QUINN (the “Executive”).
     WHEREAS, the Executive is presently serving as President and Chief Executive Officer of the Company; and
     WHEREAS, the Company seeks to continue to employ the Executive and the Executive seeks to continue to be employed by the Company; and
     WHEREAS, both parties desire that the terms and conditions of the Executive’s employment with the Company be governed by the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
     1. Employment and Duties.
     The Company hereby continues to employ the Executive, as of the Effective Date, and the Executive’s period of continuous employment for statutory purposes began on October 16, 2000, and the Executive agrees upon the terms and conditions herein set forth to continue to serve as President and Chief Executive Officer of the Company and shall perform all duties customarily appurtenant to such position. For so long as the Executive is employed by the Company, the Executive shall devote his full business time to the performance of his duties hereunder; and shall use his best efforts to promote and serve the interests of the Company.
     2. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until the fifth anniversary date of the Effective Date (unless sooner terminated in accordance with Section 4 below). Thereafter, the Term shall automatically renew for successive three-year periods (each a “Renewal Period”) until it is terminated by either party giving the other a written notice of termination at least thirty (30) days’ prior to the expiration of the Term or then current Renewal Period.
     3. Compensation and Other Benefits.
     (a) Salary. The Company shall pay to the Executive an annual salary (the “Salary”) at the initial rate of Three Hundred Ninety-Two Thousand Nine Hundred Eighty-Five and No/Dollars ($392,985), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. The amount of the Executive’s Salary shall be reviewed annually by the Board of Directors (the “Board”) in January of each year during the Term and may be increased in the sole discretion of the Board or the Compensation Committee of the Board. The Executive’s Salary shall not be decreased without his prior written consent at any time during the Term.
     (b) Annual Bonus. During the Term, Executive shall be eligible to receive, in addition to his Salary, a bonus (the “Bonus”) of up to One Hundred Percent (100%) of the then-current Salary. The amount of such Bonus and any performance standards or goals required to be attained in order to receive such Bonus shall be set by the Board or the Compensation Committee of the Board. The Bonus shall be declared on or before January 31 and paid not later than the end of the first quarter following the year for which the Bonus is being paid.
     (c) Stock Options. Unless provided otherwise in the applicable stock option award agreement or any amendment thereto:
          (i) Termination for Cause or Resignation without Good Reason. In the event that the Executive ceases to be an employee of the Company because he is terminated for Cause or resigns without Good Reason (as each such term is defined below), the Executive shall be entitled to retain and exercise the then-vested portion of all options for the remainder of their respective terms as if he had remained an employee of the Company, but the unvested portion of all options shall lapse.
          (ii) Acceleration of Vesting Upon Triggering Events. All stock options to purchase shares of the Company’s Common Stock granted to Executive shall become fully vested immediately upon the occurrence of any of the following events (each a “Triggering Event”):

(1)	termination of Executive by the Company without Cause (defined in Section 4(a) (ii) below); or

(2)	termination by Executive for Good Reason (defined in Section 4(b)(ii) below); or

(3)	upon a Change of Control (as defined below); or

(4)	upon Executive’s Death or Disability.
In addition, upon the occurrence of a Triggering Event, all vested stock options then held by Executive shall remain exercisable for a period of twenty-four months from the date of such Triggering Event. For purposes of this Agreement “Change of Control” shall be deemed to have occurred if as a result of a tender offer, other acquisition, merger, consolidation or sale or transfer of assets, any person(s) becomes the beneficial owner of a total of fifty percent (50%) or more of either the outstanding shares of Company’s stock or Company’s assets.
     (d) Life Insurance. During the Term, the Company shall maintain a term life insurance policy on the life of the Executive for the benefit of the Executive’s estate providing a benefit equal to Two Million Dollars ($2,000,000).
     (e) Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred by Executive during the Term in the performance of Executive’s services under this Agreement, provided that Executive submits proof of such expenses.
     (f) Medical and Other Benefits. The Executive shall participate in any Company life, medical or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, to the extent that Executive is eligible under the terms of such plans or programs as they may be in effect from time to time. Company will provide coverage for Executive under the Company’s health benefits plan and will pay 100% of the cost of spouse and dependent coverage.
     (g) Sale or Merger Incentive Payment. In the event that (i) all or substantially all of the assets of the Company are sold to a third party or (ii) of a Change of Control as defined above, then Executive shall concurrently therewith be paid a one time “Sale or Merger Incentive Payment” equal to five percent (5%) of the purchase price being paid by the acquiring party. Any Sale or Merger Incentive Payment due to Executive shall be paid within thirty (30) days following the closing date of any Change of Control or the sale of all or substantially all of the assets of the Company to a third party.
     4. Termination of Employment. Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Executive’s employment hereunder, and he shall have the right to resign, at any time for any reason or for no stated reason.
     (a) Termination for Cause; Resignation Without Good Reason.
          (i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, he shall be entitled to payment of the pro rata portion of his Salary through and including the date of termination or resignation as well as any unreimbursed expenses. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Executive shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years, except as otherwise provided in the plans and policies of the Company; provided, however, that Section 3(c) shall govern the Executive’s stock options.
          (ii) Termination for “Cause” shall mean termination of the Executive’s employment with the Company because of (A) willful, material or persistently repeated non-performance of the Executive’s duties to the Company (other than by reason of the incapacity of the Executive due to physical or mental disability) after notice by the Board of such failure and the Executive’s non-performance and continued, willful, material or persistent repeated non-performance after such notice, (B) the indictment of the Executive for a felony offense, (C) the commission by the Executive of fraud against the Company or any willful misconduct that brings the reputation of the Company into serious disrepute or causes the Executive to cease to be able to perform his duties, or (D) any other material breach by the Executive of any material term of this Agreement.
     (b) Involuntary Termination.
          (i) If, prior to the expiration of the Term or Renewal Period, the Executive’s employment with the Company is terminated:

(1)	by the Company without Cause; or

(2)	by the Executive for Good Reason (as defined below); or

(3)	upon a Change of Control (as defined above); or

(4)	upon Executive’s Death or Disability;
the Company shall continue to pay the Executive (or, if upon death, the Executive’s designated beneficiary or estate) through the remainder of the Term or then-current Renewal Period (the “Severance Period”) as if the Executive had remained employed by the Company throughout such Severance Period:
(1)	his Salary as described in Section 3(a) (subject to annual percentage increases throughout the Severance Period relative to the salary percentage increases granted to other senior officers of the Company);

(2)	his Bonus as described in Section 3(b);

(3)	life insurance as described in Section 3(d) (unless Executive’s employment was terminated due to death);

(4)	medical and other benefits as described in Section 3(f); and

(5)	Sale or Merger Incentive Payment, if applicable, as described in Section 3(g).
The treatment of the Executive’s stock options shall be governed by Section 3(c) of this Agreement.
          (ii) Resignation for “Good Reason” shall mean resignation by Executive because of (A) an adverse and material change in the Executive’s duties, titles or reporting responsibilities, (B) a material breach by the Company of any term of the Agreement, (C) a reduction in the Executive’s Salary or bonus opportunity or the failure of the Company to pay the Executive any material amount of compensation when due, (D) a relocation of the Executive’s principal place of business without his prior written consent. The Company shall have 30 business days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such material breach shall no longer constitute Good Reason for purposes of this Agreement.
     5. Protection of the Company’s Interests.
     (a) No Competing Employment. For so long as the Executive is employed by the Company or is receiving payments pursuant to Section 4(b) (such period being referred to hereinafter as the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, executive, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Company by providing any goods or services provided or under development by the Company at the effective date of the Executive’s termination of employment under this Agreement.
     (b) Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company.
     (c) Assignment of Developments. All “Developments” (as defined below) that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive’s employment with the Company shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the part of Executive. During Executive’s employment and, if such Developments were made, conceived or suggested by Executive during his employment with the Company, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Company of which Executive is as of the date of this Agreement aware or of which Executive becomes aware at any time during the Term.

     (d) Secrecy. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that he will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term “confidential information” means any information not previously disclosed to the public or to the trade by the Company with respect to the Company’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures.
     (e) Compliance. The Executive shall during the continuance of his employment comply (and shall procure that his immediate family comply) with all applicable rules of law, stock exchange regulations and codes of conduct applicable to employees, officers and directors of the Company and the Company for the time being in force in relation to dealings in the shares, debentures and other securities of the Company or any unpublished share price sensitive information affecting the securities of any other company with which the Company has dealings (provided that the Executive shall be entitled to exercise any options granted to him under any share option scheme established by the Company or any member of the Company, subject to the rules of such scheme).
     6. Arbitration.
     (a) Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.
     (b) In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at Executive’s option, from a list of nine persons from the Employment Panel and provided by the American Arbitration Association. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
     (c) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he, she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.
     (d) Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitrator, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitrator. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

     (e) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 6, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
     (f) Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.
     7. General Provisions.
     (a) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event his employment hereunder ends for any reason, and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, executives and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.
     (b) Tax Withholding. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding.
     (c) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, in any case delivered to the applicable address set forth below:

If to Company:	Cardiogenesis Corporation 26632 Towne Centre Drive, Suite 320 Foothill Ranch, California 92610
If to Executive:	Michael J. Quinn

or to such other persons or other addresses as either party may specify to the other in writing.
     (d) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.
     (e) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company.
     (f) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (determined without regard to the choice of law provisions thereof).
     (h) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. Specifically, upon the execution of this Agreement, the Employment Agreement dated September 27, 2001 between the Company and Executive, together with any and all amendments thereto, shall automatically terminate.

     (i) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.
     (j) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

Michael J. Quinn

CARDIOGENESIS CORPORATION

By:
	Print Name:	Kurt E. Wehberg
	Title:	Chairman of the Compensation Committee of the Board of Directors